Exhibit (h)(2)(xxvi)

AMENDMENT NO. 5

EXPENSE LIMITATION AGREEMENT

Amendment No. 5 to the Expense Limitation Agreement, dated as of July 6, 2007, between AXA Equitable Life Insurance Company (“Manager”) and EQ Advisors Trust (“Trust”) (“Amendment No. 5”).

The Manager and Trust hereby agree to modify and amend the Expense Limitation Agreement dated as of July 9, 2004, as amended (“Agreement”), between the Manager and the Trust as follows:

1.	Removed Portfolio: All references to the EQ/Small Company Growth Portfolio are deleted.

2.	Name Changes. The names of the EQ/Enterprise Moderate Allocation Portfolio and EQ/TCW Equity Portfolio are changed to the All Asset Allocation Portfolio and the EQ/T. Rowe Price Growth Stock Portfolio, respectively.

3.	Schedule A. Schedule A to the Agreement, which sets forth the Portfolios of the Trust, is hereby replaced in its entirety by Amendment No. 5 to Schedule A attached hereto, which reflects the expense limit for each portfolio. Schedule A also includes the expense limit of each class of each Portfolio, which includes amounts payable pursuant to a plan adopted in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 5 as of the date first above set forth.

EQ ADVISORS TRUST		AXA EQUITABLE LIFE INSURANCE COMPANY

By:	/s/ Brian E. Walsh	By:	/s/ Steven M. Joenk
	Brian E. Walsh		Steven M. Joenk
	Chief Financial Officer and Treasurer		Senior Vice President

SCHEDULE A

AMENDMENT NO. 5

EXPENSE LIMITATION AGREEMENT

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Portfolios of the Trust:

	Maximum Annual Operating Expense Limit
		(including amounts payable pursuant to Rule 12b-1)
	Class A	Class B
All Asset Allocation Portfolio	0.10%	0.35%
EQ/Bond Index Portfolio	0.45%	0.70%
EQ/Boston Advisors Equity Income Portfolio	0.80%	1.05%
EQ/Caywood-Scholl High-Yield Bond Portfolio	0.75%	1.00%
EQ/GAMCO Mergers and Acquisitions Portfolio	1.20%	1.45%
EQ/GAMCO Small Company Value Portfolio	1.05%	1.30%
EQ/Government Securities Portfolio	0.75%	1.00%
EQ/International Growth Portfolio	1.30%	1.55%
EQ/Long Term Bond Portfolio	0.75%	1.00%
EQ/Montag & Caldwell Growth Portfolio	0.90%	1.15%
EQ/PIMCO Real Return Portfolio	0.65%	0.90%
EQ/Short Duration Bond Portfolio	0.60%	0.85%
EQ/T. Rowe Price Growth Stock Portfolio	0.90%	1.15%
EQ/UBS Growth and Income Portfolio	0.80%	1.05%